Exhibit 10.3

AMENDMENT TO CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Amendment (this "Amendment") to the Change in Control and Severance Agreement (the "Agreement") dated as of March 1, 2016 between TopBuild Corp. (“TopBuild”), and Gerald Volas ("Executive"), is made as of February 22, 2019.

WHEREAS, TopBuild and Executive are parties to the Agreement; and

WHEREAS, TopBuild and Executive desire to amend the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	The definition of “Cause” set forth in Section 6(a) of the Agreement is hereby amended by adding the following paragraph to the end thereof:

Notwithstanding the foregoing, during the Change in Control Period, “Cause” shall mean (i) the willful and continued failure by Executive (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) to perform substantially the duties and responsibilities of Executive’s position with the Company after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed such duties or responsibilities; (ii) the conviction of Executive by a court of competent jurisdiction for felony criminal conduct; or (iii) the willful engaging by Executive in fraud or dishonesty which is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise.  For purposes of this paragraph, no act, or failure to act, on Executive’s part shall be deemed “willful” unless committed, or omitted by Executive in bad faith and without reasonable belief that Executive’s act or failure to act was in, or not opposed to, the best interest of the Company. In addition, in the event of a dispute regarding the existence of Cause with respect to a termination during the Change in Control Period, a determination by the Board as to the existence of Cause shall not be entitled to deference in any action or proceeding with respect thereto.

2.	The definition of “Change in Control” set forth in Section 6(b) of the Agreement is hereby restated in its entirety as follows:

“Change in Control” means the occurrence of any of the following events:

(a)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 40% of either the then-outstanding shares of common stock of the Company or the combined voting power of the Company’s then-outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in paragraph (c)(i) below;

(b)the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 1, 2019 constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then in office who either were directors on January 1, 2019 or whose appointment, election or nomination for election was previously so approved or recommended;

(c)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing more than 40% of the combined voting power of the Company’s then-outstanding securities; or

(d)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of this definition of Change in Control: (1) “Affiliate” shall mean shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act (2) “Beneficial Owner” or “Beneficially Owned” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; (3) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time; and (4) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities or (d) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

3.	The definition of "Good Reason" set forth in Section 6(g) of the Agreement is hereby amended by adding the following sentence immediately prior to the last sentence of the definition:

In addition, following a Change in Control, a material reduction in Executive’s annual incentive opportunity or the fair value of the Participant’s annual long-term incentive compensation award (in each case as compared to the levels in effect immediately prior to the Change in Control) will constitute Good Reason.

4.	This Amendment shall be effective as of the date hereof.

5.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

6.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

TOPBUILD CORP.

/s/ Alec Covington

By: Alec Covington

Title: Chairman of the Board

EXECUTIVE

/s/ Gerald Volas

Gerald Volas